SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset
Premier Bond Fund was held on May 17, 2016, for the purpose of considering and voting upon the election of Trustees.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors

Nominees

No. of Shares
% of Shares
Present
Robert Abeles, Jr.


Affirmative
3,530,838.888
95.059%
Withhold
   183,537.989
4.941%



Anita L. DeFrantz


Affirmative
3,522,960.877
94.847%
Withhold
   191,416.000
5.153%



Avedick B. Poladian


Affirmative
3,528,698.877
95.001%
Withhold
   185,678.000
4.999%



William E.B. Siart


Affirmative
3,537,944.877
95.250%
Withhold
   176,432.000
4.750%



Jaynie Miller Studenmund


Affirmative
3,518,309.877
94.721%
Withhold
   196,067.000
5.279%



Ronald L. Olson


Affirmative
3,520,428.877
94.778%
Withhold
   193,948.000
5.222%



Jane Trust


Affirmative
3,537,587.888
9,141,593.900
95.240%
Withhold
   176,788.989
4.760%